Exhibit 99.1
December 8, 2008
Jeffrey E. Ganek
NeuStar, Inc.
46000 Center Oak Plaza
Sterling, VA 20166
Re: Severance Benefits
Dear Jeff:
     This letter agreement confirms our understanding regarding the severance benefits for which you will be eligible in certain circumstances following a termination of your employment with NeuStar, Inc. (the “Company”). Capitalized terms not defined herein shall have the meaning set forth in the Company’s 2007 Key Employee Severance Pay Plan (the “Plan”).
     You are a Key Employee eligible to participate in the Plan. You are eligible to receive severance benefits pursuant to the terms and conditions of the Plan; provided, however, that in lieu of the Severance Benefit set forth in Section 3.3(a) of the Plan, the amount of the Severance Benefit for which you are eligible shall be 250% of your Salary (or, for a qualifying termination following a Corporate Transaction, the sum of 250% of your Salary and 150% of the average annual incentive bonus actually received, or to be received based on actual results, with respect to the three calendar years ending immediately prior to such termination). You will continue to be eligible for the benefits set forth in Section 3.3(c) of the Plan.
     You and the Company agree that, notwithstanding anything in the Plan to the contrary, your eligibility to receive this enhanced Severance Benefit pursuant to the terms and conditions of the Plan is effective as of the date hereof.
     Your Severance Benefit will be payable to you in installments without interest over a period of 18 months, in accordance with Section 3.4(a) of the Plan, and the period of time in which you may be eligible for reimbursement of a portion of the premiums for COBRA continuation coverage under Section 3.3(c) of the Plan is 18 months.
     For purposes of the Plan, the definition of “Good Reason” in respect of a termination of your employment with the Company is set forth on Annex A to this agreement. For the avoidance of doubt, all other terms and conditions of the Plan, including those relating to execution of a Release and compliance with Article V of the Plan, will continue to apply.
     You and the Company agree that this letter agreement, together with the Plan, contains the entire understanding between you and the Company with respect to your severance benefits and post-termination compensation, and supersedes any prior agreement, arrangement or understanding between you and the Company with respect thereto, including without limitation the Employment Continuation Agreement dated April 8, 2004 (the “Employment Continuation Agreement”). You agree that, in exchange for the benefits pursuant to this letter agreement, the Employment Continuation Agreement is hereby null and void and you shall have no right or entitlement thereunder as of the date hereof.
     This letter agreement may not be altered, modified, or amended except by a written instrument signed by you and the Company. This letter agreement will be construed and enforced in accordance with the laws of the Commonwealth of Virginia, without regard to the principles of conflicts of law. This letter agreement is binding upon, and will inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.
     You are hereby advised by the Company to consult independent legal counsel of your choice and your personal financial or tax advisors before signing this letter agreement. You acknowledge that you have carefully read this letter agreement in its entirety, that you have had an adequate opportunity to consider it and to consult with advisors of your choice about it, that you understand all the terms of this letter agreement and their significance, that you knowingly and voluntarily assent to all the terms and conditions contained herein, and that you are signing this letter agreement voluntarily and of your own free will.
     Please indicate your agreement with the terms and conditions of this letter agreement by signing below and returning the agreement to Doug Arnold, Senior Vice President — Human Resources, NeuStar, Inc., 46000 Center Oak Plaza, Sterling, VA 20166.

NEUSTAR, INC.
By:	/s/ Douglas Arnold
	Name:	Douglas Arnold
	Title:	Senior Vice President, Human Resources

The undersigned accepts the above letter agreement and agrees that it contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings, offers and representations relating to the subject matter hereof, whether oral or written, including without limitation the Employment Continuation Agreement (as defined above), and that there are no other terms express or implied.

Accepted and Agreed:

/s/ Jeffrey E. Ganek
Jeffrey E. Ganek

Date: 12/08/08

ANNEX A
“Good Reason” means, without your prior written consent, any of the following events or conditions and the failure of the Company to cure such event or condition within 30 days after receipt of written notice from you, provided that you serve notice of such event and intended termination within 60 days of its occurrence and such termination occurs no later than the expiration of the 30-day cure period:
(i)	A substantial diminution in your status, title, position, authority, duties or responsibilities, except in connection with a termination of your service with the Company for Cause, your disability or death, or by you other than for Good Reason, or temporarily as a result of your incapacity or other absence;

(ii)	A reduction in your annual base salary other than in connection with a reduction for all senior management; or

(iii)	The Company requiring you to be based at any office location that is more than 50 miles from both (A) your then-existing office location and (B) your then house.